Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – April 1, 2020

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
360-397-6294 • awilkins@nwpipe.com

Board of Directors of Northwest Pipe Company Elect William Yearsley to the Board

Addition to the Board will further infrastructure and utilities insight.

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered pipeline systems for water infrastructure, recently added William Yearsley to the Board of Directors.

On March 26, 2020, the Company’s Board of Directors elected Mr. Yearsley to the Board as an independent director in accordance with Company guidelines, and appointed him to the Board’s Audit Committee and the Nominating and Governance Committee.

Mr. Yearsley’s background includes leadership at companies focusing on developing new technologies in engineering, utilities, and the environmental sector as well as corporate mergers, acquisitions, and restructuring. He served as an endowed professor at the University of Colorado Boulder Department of Civil, Architectural, and Environmental Engineering; was co-founder of American Civil Constructors; and has served on several boards of privately-owned construction-related businesses.

“Bill’s experience in civil engineering and industrial markets will provide key skills that will support our future growth plans in the water infrastructure market,” said Scott Montross, President and CEO of Northwest Pipe Company. “We are very pleased that Bill is joining our Board of Directors”.

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered steel water pipeline systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing pipe, precast and reinforced concrete products through Geneva Pipe and Precast, as well as custom linings, coatings, joints, and one of the largest offerings of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

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